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                                                                   EXHIBIT 10.62



                       KEY MANAGEMENT RETENTION AGREEMENT


THIS KEY MANAGEMENT RETENTION AGREEMENT (the "Agreement"), dated September 1, 1999 (the "Effective Date"), is made and entered into by and between RAYTEL MEDICAL CORPORATION, a Delaware corporation (the "Company"), and John Lawler (the "Key Executive").


                                    RECITALS

        A. The Company desires to continue the employment of the Key Executive as its Vice President and as the Vice President of Raytel Cardiac Services, Inc., a Delaware corporation ("RCS") on the same terms and conditions under which the Key Executive is now employed, and the Key Executive desires to accept such continued employment.

        B. The employment of the Key Executive by the Company is supplemented pursuant to this Agreement, which provides for a retention and severance arrangement in the event there is a change of control transaction (as that term is defined in Paragraph 1.2, herein); and

        C. The Company and the Key Executive hereby enter into this Agreement setting forth each and all of the terms and conditions of the retention and severance arrangement.

        NOW THEREFORE, in consideration of the premises and the agreements, representations and warranties, contained in this Agreement, the Company and the Key Executive hereby agree as follows:


                                    AGREEMENT

        1.     Retention and Severance Arrangement.

               1.1 Retention Bonuses. Provided that the conditions set forth in Paragraph 1.3 are fulfilled, then in the event the Company enters into and consummates a Change of Control Transaction (as defined in Paragraph 1.2 below), the Key Executive shall be entitled to receive a cash bonus (the "Retention Bonus") in the amount of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00), payable promptly upon the fulfillment of the conditions set forth in Paragraph 1.3, herein. The Retention Bonus shall be paid by the acquiring company to the Key



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Executive but not out of the sales proceeds payable to the Company or its selling stockholders.

               1.2 Change of Control Defined. For purposes of this Agreement, and at any time during the term hereof, the term Change of Control shall mean any of the following occurrences:

                      (i) An acquisition (other than directly from the Company)
               of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of sixty-seven percent (67.0%) or more of the combined voting power of the Company's then outstanding Voting Securities; or

                      (ii) Approval by the board of directors or, if required
               due to the magnitude and materiality of the transaction, by the shareholders of the Company of: (1) a merger, consolidation or reorganization involving the Company; (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all of the assets of the Company to any Person.

               1.3 Conditions for Receipt of the Retention Bonus. In order to receive the Retention Bonus set forth in Paragraph 1.1, above, the following conditions must be met in their entirety:

                      (a) The Key Executive must be continuously employed by the
               Company through the closing of the Change of Control Transaction; and

                      (b) The Key Executive must continue to be continuously
               employed by the Company, Raytel Cardiac Services, Inc., the acquiring company or another affiliate of the acquiring company during the six-month period following the closing of the Change of Control Transaction, unless the failure to be so employed is a result of (i) his involuntary termination by the Company other than for cause, or (ii) his voluntary termination following a constructive termination (i.e., demotion, reduction in responsibilities, forced relocation or reduction in base salary).



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               1.4 Reduction. The Retention Bonus payable to the Key Executive shall be reduced in an amount equal to any severance payments paid to such Key Executive under the terms of any Company policy regarding severance benefits or any existing employment agreement between the Key Executive and the Company.

               1.5 Acceleration of Option Vesting. The option agreements between the Company and the Key Executive shall be amended to provide that the vesting of all outstanding options to purchase the Company's common stock shall be accelerated so that such options will vest and become exercisable, in full, upon the closing of the Change of Control Transaction.

               1.6 Annual Bonus. The Retention Bonus is not intended to replace the Company's existing annual incentive bonus program, which shall continue to be administered in accordance with the Company's existing policies.

               1.7 Not an Employment Agreement. This Key Management Retention Agreement is not an employment agreement and is in addition to, and not in substitution for, any rights that the Key Executive may have under an existing employment agreement, if any.

               1.8 Term. The term of this Agreement shall be twelve (12) calendar months from the Effective Date of this Agreement.

        2.     General.

               2.1 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Key Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Key Executive under this Agreement shall be personal and not assignable or delegable by the Key Executive in any manner whatsoever to any person, corporation, partnerships, firm, company, joint venture or other entity. The Key Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement. Notwithstanding the foregoing, the Company covenants and agrees to require that any successor to the Company and any person acquiring the Company's shares through a Change of Control shall agree to honor the obligation of the Company under this Agreement. Furthermore, the Company will insure such safeguards as would be reasonably expected to insure compliance with the aforementioned obligation.

               2.2 Waiver. No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this



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Agreement shall be deemed to be a waiver of any proceeding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time of the performance of any other obligation or any other act required or permitted by this Agreement.

               2.3 Sole and Entire Agreement. This Agreement, and the other agreements referred to herein, including the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company and the Key Executive concerning the Retention Bonus. Except as otherwise provided herein, the Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Retention Bonus.

               2.4 Amendments. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Key Executive.

               2.5 Originals. The Agreement may be executed by the Company and by the Key Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

               2.6 Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

               2.7 Savings Provision. To the extent that any provisions of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

               2.8 Applicable Law. This Agreement and each and every provision of this Agreement shall be interpreted solely pursuant to the internal laws of the State of California without regard to any conflicts of law principles thereof.

               2.9 Construction. The language of this Agreement and of each and every paragraph, term and provisions of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a



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whole, according to its fair meaning, not strictly for or against the Key
Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

               2.10 Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 2.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

        Mailed notices to the Key Executive shall be addressed as follows:

               John Lawler

               -------------


        Mailed notices to the Company shall be addressed as follows:

               Raytel Medical Corporation
               2755 Campus Drive, Suite 200
               San Mateo, California 94403-2515
               Attention:  Chief Executive Officer

               2.11 Arbitration. Except as otherwise expressly provided in this Agreement, any and all controversies, disputes and/or claims in any manner arising out of or relating to this Agreement shall be settled solely be arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceeding shall take place in the state and county of the Company's office where the Key Executive is based. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney's fees and expenses and other costs in any arbitration proceeding. All administrative fees and the fee of the arbitrator shall be borne by the parties equally. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 2.11 are intended by the Key Executive and by the Company to be absolutely exclusive for all purposes whatsoever, and applicable to each and every controversy, dispute and/or claim in any manner arising out o f or relating to this Agreement, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach thereof and/or any voluntary or involuntary termination of this Agreement with or without cause,



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including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding anything to the contrary contained in this Paragraph 2.11, the Company shall at all times have and retain the full, complete and unrestricted right to immediate and permanent injunctive and other relief.

        IN WITNESS THEREOF, the Company and the Key Executive have each duly executed this Agreement as of the date first set forth above.

RAYTEL MEDICAL CORPORATION                   KEY EXECUTIVE



By: /s/ RICHARD F. BADER                     /s/ JOHN LAWLER
   -------------------------------------     -----------------------------------
     Richard F. Bader                                  John Lawler
Its: Chairman and Chief Executive Officer



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